Exhibit 14.1

NUTRA PHARMA CORP.

CODE OF ETHICS

1. Compliance With Law

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company, including the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations of the Securities & Exchange Commission.

Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Company employees, officers and directors are directed to the Company’s “Guidelines on Trading While in the Possession of Material Inside Information” if they have questions regarding the applicability of such insider trading prohibitions.

2. Conflicts Of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers made after July 30, 2002.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company’s legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

3. Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4. Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by senior management or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5. Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

6. Protection And Proper Use Of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

7. Accurate Books and Records

All transactions by or on behalf of the Company shall be accurately reflected on its books and in its records.

8. Accounting Complaints

The Company’s policy is to comply with all financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially).  Alternatively, an employee may contact any member of the Board of Directors by sending correspondence directed to the attention of any director, at the principal executive offices of the Company.

9. Reporting Any Illegal Or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact the company’s legal counsel, Kenneth G. Eade, directly at 805-560-9828.  Legal counsel for the company is not an employee of the company, and owes a fiduciary duty to the company as its client, and not any one of its officers, directors or employees.  If any employee, officer or director’s concerns or complaints require confidentiality, including keeping his or her identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

10. No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

11. Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

12. Document Retention

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s legal counsel.

13. Penalties for Failure to Adhere to Code

Any employee who ignores or violates this Code and any supervisor or superior who penalized a subordinate for attempting in good faith to comply with this Code, including for reporting suspected violations of this Code, will be subject to disciplinary action by the Company, including immediate dismissal.

14. Amendment, Modification And Waiver

This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the NASD OTC Bulletin Board.